Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

Significant Commercial Loan and Deposit Growth Nationally Positions Esquire for Continued Success in 2026

Jericho, NY – January 22, 2026 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), (collectively “Esquire”) today announced its operating results for the fourth quarter and full year 2025. Significant achievements and key performance metrics during the current quarter and year include:

●	Net income increased 14.6% to $13.5 million, or $1.55 per diluted share in the current quarter, as compared to $11.8 million, or $1.37 per diluted share, for the comparable quarter in 2024 despite a $1.2 million increase in the provision for credit losses and a $3.4 million increase in total noninterest expense. For the full year of 2025, net income increased 16.4% to $50.8 million notwithstanding a $5.0 million increase in the provision for credit losses and a $10.4 million increase in total noninterest expense when compared to 2024. During the current quarter and full year 2025, certain discrete tax benefits related to share-based compensation reduced the reported tax rate to 22.8% and 22.6%, respectively, as compared to 25.0% and 26.4% for the fourth quarter and full year 2024, respectively. Excluding these compensation related items, our 2025 and 2024 normalized effective tax rate was approximately 27%.
●	On a linked quarter basis, pretax profit was relatively flat despite a $1.2 million increase in the provision for credit losses due to significant commercial law firm loan growth and a $704 thousand increase in total noninterest expenses in the current quarter.
●	Consistent industry leading returns on average assets and equity of 2.36% and 18.90% in the current quarter, respectively, and 2.43% and 19.41% for full year 2025, respectively, notwithstanding our continued investment in current resources to support future growth and excellence in client service while also maintaining excess capital with an equity to assets ratio of 12.2%.
●	Resilient net interest margin of 6.05% and 6.02% in the current quarter and full year 2025, respectively, led by our national litigation platform growth, despite continued declines in short-term market interest rates from their highs in 2023. Total full year revenue increased $21.7 million, or 17.4%, to $146.6 million when comparing 2025 to 2024.
●	Significant loan growth on a linked quarter basis totaling $211.4 million, or 54.2% annualized, to $1.76 billion, fueled by a $185.3 million or a 74.0% annualized increase in higher yielding commercial litigation related loans nationally. Growth was led by both new lending facility originations of $68.5 million and net draws on existing facilities of $116.8 million, respectively. As in previous years, we anticipate that a portion of these draws may pay down in early 2026, tempering first quarter 2026 loan growth. Average loans grew $122.9 million or 31.8% annualized to $1.66 billion on a linked quarter basis. For the full year 2025, loans grew $361.4 million, or 25.9%, when compared to $1.40 billion in 2024 with commercial litigation loan growth totaling $342.5 million or 41.0%. These commercial relationships will continue to create additional opportunities for future loan growth (future draws on existing facilities and additional availability on renewed lines-of-credit) as well as future growth in core deposits through our full-service commercial relationship banking programs and commercial cash management platform on a national basis.
●	Significant corresponding commercial core deposit growth on a linked quarter basis totaling $183.5 million, or 38.9% annualized, to $2.06 billion, comprised of low-cost commercial relationship deposits with a cost-of-funds of 1.00% (including demand deposits). Growth on a linked quarter basis was fueled by our litigation related escrow or IOLTA deposits nationally. We anticipate that a portion of these elevated escrow/IOLTA funds may be disbursed in early 2026 to claimants, tempering first quarter deposit growth. For the full year 2025, core deposits grew $428.7 million, or 26.3%, when compared to $1.63 billion in 2024. Off-balance sheet sweep funds increased $182 million, or 33%, to $736.6 million when compared to year-end 2024, with approximately 61.0% available for additional on-balance sheet liquidity, while the associated administrative service payments (“ASP”) fee income totaled $741 thousand for the current quarter. Additional available liquidity, excluding the aforementioned sweeps, totaled approximately $1.1 billion.

●	Solid credit metrics, asset quality, and reserve coverage ratios with an allowance for credit losses to loans ratio of 1.37%, nonperforming loans totaling $8.6 million, and nonperforming loans to total assets ratio of 0.36%.
●	Stable and consistent noninterest income in the current quarter totaling $6.1 million, or 16% of total revenue, led by our payment processing platform with 93,000 small business clients nationally. Our tech-enabled payments platform allowed us to perform commercial treasury clearing services for $10.0 billion in credit and debit card payment volume, a 7.9% increase from the comparable quarter in 2024, across 145.4 million transactions for our small business clients in all 50 states.
●	Strong efficiency ratio of 48.4% for the current quarter, notwithstanding our investments to support future growth, risk management and excellence in client service as well as the August 2025 opening of our flagship full-service branch in Los Angeles, California (Watt Plaza in Century City) to support our current and future clients in Southern California.
●	Named to the Piper Sandler 2025 Bank & Thrift Sm-All Stars for the third time in several years, placing Esquire among an elite peer group of top performing small-cap banks nationwide.
●	Strong capital foundation with common equity tier 1 (“CET1”) and tangible common equity to tangible assets(1) (“TCE/TA”) ratios of 14.18% and 12.24%, respectively. The Bank remains well above the bank regulatory “Well Capitalized” standards.

“Despite our industry leading performance metrics and the associated industry accolades in 2025, we continue to remain steadfast in serving two vast, complex, fragmented, and significantly underserved national markets, both the litigation and payments verticals, with tailored tech-enabled financial solutions and data that support our clients’ unique businesses and growth objectives,” stated Tony Coelho, Chairman of the Board.

“By continuously expanding our knowledge of the markets we serve, investing in technology and the client experience, and cultivating key national regions through our senior business development officers and best-in-class client service, we are confident that we will grow and perform commensurate with our 2025 results,” stated Andrew C. Sagliocca, Vice Chairman, CEO, and President. “Our culture and goals are aligned; we will continue to generate best-in-class products, technology and client service to meet the needs and wants of the businesses we serve nationally as well as industry leading growth, performance, and financial metrics for the benefit of all stakeholders.”

(1)	The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, GAAP common equity and GAAP assets are equal to tangible common equity and tangible assets.

Fourth Quarter 2025 vs. 2024

Net income for the quarter ended December 31, 2025 was $13.5 million, or $1.55 per diluted share, compared to $11.8 million, or $1.37 per diluted share for the same period in 2024. Returns on average assets and equity for the current quarter were 2.36% and 18.90%, respectively, compared to 2.49% and 19.99% for the same period of 2024.

Net interest income increased $6.4 million, or 23.8%, to $33.3 million, due to growth in average interest earning assets totaling $360.0 million, or 19.7%, to $2.18 billion, funded with low-cost core deposits from our regional new business development teams and existing relationship banking efforts. Our net interest margin increased 18 basis points to 6.05%, led by higher yielding commercial loan production nationally. Average loan yields increased 17 basis points to 7.95% while average loans increased $340.0 million, or 25.8%, to $1.66 billion, with litigation related loan growth totaling $320.3 million, or 42.1%. Loan interest income increased $7.4 million, or 28.9%, to $33.2 million with $6.9 million related to growth in average loan volumes, led by litigation related commercial growth, and $568 thousand due to an increase in average loan rates. Average securities increased $31.4 million, or 10.4%, to $334.4 million with yields increasing 34 basis points to 3.78%. Securities income increased $566 thousand with $290 thousand attributable to average volume increases and $276 thousand attributable to increases in average rate. Average deposits increased $327.4 million, or 20.1%, to $1.96 billion, led by increases in litigation related escrow or IOLTA, commercial money market, and noninterest bearing commercial demand deposits totaling $154.3 million, $99.5 million, and $82.4 million, respectively. Our cost of deposits, including noninterest bearing demand deposits, increased 5 basis points to 1.00% due to changes in deposit composition coupled with increases in short-term money market rates. Our loan-to-deposit ratio was 85% at December 31, 2025.

The provision for credit losses was $2.9 million for the fourth quarter of 2025, a $1.2 million increase from the fourth quarter 2024, primarily due to significant loan growth in the current quarter. As of December 31, 2025, our allowance to loans ratio was 1.37% as compared to 1.50% as of December 31, 2024. Based on management’s evaluation of current credit risk in our commercial real estate and commercial portfolios as well as increases in the general reserves considering loan growth, loan composition, and the current uncertain economic and short-term interest rate environment, management believes the allowance for credit losses is adequate at December 31, 2025.

Noninterest income totaled $6.1 million in the current quarter, consistent with 2024. Payment processing income was $5.1 million for the fourth quarter of 2025, consistent with the prior year quarter. Growth in payment processing income has been muted, primarily due to changes in our overall merchant risk profile and merchant composition. Payment processing volumes for the credit and debit card processing platform increased $729.5 million, or 7.9%, to $10.0 billion while transactions volume totaled 145.4 million for the current quarter. We continue to focus on the expansion of merchant sales channels through our current and future ISOs, new merchant originations, active management of our merchant risk profiles, and by expanding our technology and other resources in the payment vertical. The Company utilizes proprietary and industry leading/customized technology to ensure card brand and regulatory compliance, to support multiple processing platforms, to manage daily risk across 93,000 small business merchants in all 50 states, and to perform commercial treasury clearing services for $10.0 billion in volume across 145.4 million in transactions in the current quarter. ASP fees totaled $741 thousand, consistent with prior quarters, and are directly impacted by the average balance of off-balance sheet sweep funds as well as current short-term market interest rates.

Noninterest expense increased $3.4 million, or 21.5%, to $19.1 million for the fourth quarter of 2025. This was primarily due to increases in employee compensation and benefits, data processing, occupancy and equipment costs, professional and consulting services, and travel and business relations. Employee compensation and benefits costs increased $1.5 million, or 16.1%, primarily due to increases in year-end salaries, employee benefit costs, stock grants and related stock-based compensation, staffing, regional business development officer (“BDO”) incentive pay or  sales commissions, and year-end bonuses. The increase in BDO incentive pay is directly tied to our litigation related/commercial loan and core deposit growth, attracting full-service commercial banking clients nationally. Data processing costs increased $469 thousand due to increases in core banking processing volumes and the continued implementation/improvement of technology supporting client relationships and lead acquisition initiatives (CRM platform, digital marketing, business development, and lending) as well as overall risk management across all platforms. Occupancy and equipment costs increased $421 thousand due to the replacement and accelerated amortization of certain internally developed software to support our digital platform, and costs associated with the August 2025 opening of our Los Angeles branch. Professional and consulting services costs increased $411 thousand due to the evaluation of certain business development opportunities, and professional search costs related to staffing needs. Travel and business relations expenses increased $309 thousand as a result of our high touch business development efforts nationally that complement our digital marketing efforts and additional travel related to the opening and associated training for our new Los Angeles branch.

The Company’s efficiency ratio was 48.4% for the three months ended December 31, 2025, as compared to 47.5% in 2024, notwithstanding our continuous investment in resources (both technology and people) to support future growth, lead acquisition initiatives, excellence in client service, enhanced risk management, and costs associated with our flagship Los Angeles branch.

The effective tax rate was 22.8% for the fourth quarter of 2025, as compared to 25.0% in the prior year quarter, resulting from certain discrete tax benefits related to share-based compensation.

Year Ended 2025 vs. 2024

Net income for the year ended December 31, 2025 was $50.8 million, or $5.87 per diluted share, compared to $43.7 million, or $5.14 per diluted share for the same period in 2024. Returns on average assets and equity for the current year were 2.43% and 19.41%, respectively, compared to 2.57% and 20.14% for the same period of 2024.

Net interest income increased $21.6 million, or 21.6%, to $121.5 million, due to growth in average interest earning assets totaling $369.7 million, or 22.4%, to $2.02 billion, funded with low-cost core deposit growth from our regional new business development teams and existing relationship banking efforts. Our net interest margin decreased 4 basis points to 6.02%, primarily due to elevated average interest earning cash balances of $49.1 million that negatively impacted our net interest margin by approximately 8 basis points. Average loan yields increased 9 basis points to 7.91% while average loans increased $253.1 million, or 20.1%, to $1.51 billion, led by higher yielding litigation related loan growth of $253.7 million, or 37.2%. Loan interest income increased $21.1 million, or 21.4%, to $119.6 million with $20.0 million related to growth in average loan volumes (substantially all litigation related commercial loans) and $1.1 million due to increases in average loan rates. Average securities increased $67.5 million, or 25.4%, to $333.3 million and securities yields increased by 53 basis points to 3.78%. Securities income increased by $4.0 million with $2.4 million attributable to average volume increases and $1.5 million attributable to increases in average rate. Average deposits increased $340.2 million, or 23.2%, to $1.81 billion, led by increases in litigation related escrow or IOLTA, money market (primarily commercial), and noninterest bearing commercial demand deposits totaling $208.4 million, $80.4 million, and $60.0 million, respectively. Our cost of deposits, including noninterest bearing demand deposits, increased 8 basis points to 0.99% due to changes in deposit composition coupled with increases in short-term money market rates.

The provision for credit losses was $9.7 million for the year ended December 31, 2025, a $5.0 million increase from the same period in 2024, driven by $6.6 million in net charge-offs primarily comprised of (1) a small business merchant related commercial loan charge-off totaling $3.3 million ($736 thousand on nonaccrual as of December 31, 2025) in the second quarter of 2025; and (2) a multifamily loan charge-off totaling $2.9 million in the first quarter of 2025 ($7.8 million on nonaccrual as of December 31, 2025). As of December 31, 2025, our allowance to loans ratio was 1.37% as compared to 1.50% as of December 31, 2024. Based on management’s evaluation of current credit risk in our commercial real estate and commercial portfolios as well as increases in the general reserves considering loan growth, loan composition, and the current uncertain economic and short-term interest rate environment, management believes the allowance for credit losses is adequate at December 31, 2025.

Noninterest income totaled $25.1 million, consistent with 2024. Payment processing income was $20.2 million, a $660 thousand decrease from 2024, primarily due to changes in our overall merchant risk profile and merchant composition. Payment processing volumes for the credit and debit card processing platform increased $3.1 billion, or 8.6%, to $39.5 billion and transactions totaled 590.4 million for the current year. ASP fee income increased $257 thousand to $3.0 million for the year ended December 31, 2025. ASP fee income is directly impacted by the average balances of off-balance sheet sweep funds as well as current short-term market interest rates. In the second quarter of 2025, we recognized a $432 thousand gain on certain equity investments.

Noninterest expense increased $10.4 million, or 17.1%, to $71.2 million for the year ended December 31, 2025, as compared to 2024. This increase was primarily due to increases in employee compensation and benefits, data processing, professional and consulting services, occupancy and equipment and travel and business relations. Employee compensation and benefits costs increased $4.5 million, or 11.8%, primarily due to increases in regional BDO incentive pay or sales commissions, year-end bonuses, employee benefit costs, stock grants and related stock-based compensation, and, to a lesser extent, the impact of year end salary increases and employee hires. The increase in BDO incentive pay is directly tied to our litigation related/commercial loan and core deposit growth, attracting full-service commercial banking clients nationally. Data processing costs increased $1.8 million due to increases in core banking processing volumes and the continued implementation/improvement of technology supporting client relationships and lead acquisition initiatives (CRM platform, digital marketing, business development, and lending) as well as overall risk management across all platforms. Professional and consulting services costs increased $1.7 million due to continuously evaluating business development opportunities, increased insurance and accounting costs, and costs related to staffing needs, including our new Los Angeles branch. Occupancy and equipment costs increased $814 thousand due to the replacement and accelerated amortization of certain internally developed software to support our digital marketing and risk management platforms and costs related to our new Los Angeles branch. Travel and business relations expenses increased $684 thousand, resulting from our high touch sales efforts that complement our digital marketing efforts and additional travel related to the opening and associated training for our new Los Angeles branch.

The Company’s efficiency ratio was 48.6% for the year ended December 31, 2025, as compared to 48.7% in 2024, notwithstanding our continuous investment in resources (both technology and people) to support future growth, lead acquisition initiatives, excellence in client service, enhanced risk management, and the opening of our flagship Los Angeles branch.

The effective tax rate was 22.6% for the year ended December 31, 2025, as compared to 26.4% in the prior year, resulting from certain discrete tax benefits related to share-based compensation.

Asset Quality

At December 31, 2025, we had two nonperforming loans totaling $8.6 million, with no exposure to commercial office or construction related borrowers, and $14.0 million in performing loans to the hospitality industry. The allowance for credit losses was $24.0 million, or 1.37% of total loans, as compared to $21.0 million, or 1.50% of total loans at December 31, 2024. The ratio of nonperforming loans to total loans and total assets was 0.49% and 0.36%, respectively, at December 31, 2025. Based on management’s evaluation of current credit risk in our commercial real estate and commercial portfolios as well as increases in the general reserves considering loan growth, loan composition, and the current uncertain economic and short-term interest rate environment, management believes the allowance for credit losses is adequate at December 31, 2025.

From a credit risk management perspective, the commercial real estate portfolio, excluding one multifamily nonaccrual loan, totaled $472.3 million and has a current weighted average debt service coverage ratio (“DSCR”) and an original loan-to-value (“LTV”) (defined as unpaid principal balance as of December 31, 2025 divided by appraised value at origination) of approximately 1.60 and 55%, respectively. When further evaluating this population, loans with below current market rates maturing in (1) less than one year totaled $49.4 million and had a current weighted average DSCR and an original LTV of approximately 1.29 and 67%, respectively; and (2) one to two years totaled $47.6 million and had a current weighted average DSCR and an original LTV of approximately 1.40 and 67%, respectively.

Balance Sheet – December 31, 2025 vs. 2024

At December 31, 2025, total assets increased $473.2 million, or 25.0%, to $2.37 billion. This increase was primarily attributable to growth in loans totaling $361.4 million, or 25.9%, to $1.76 billion. Our higher yielding variable rate commercial loans increased $325.0 million, or 35.3%, to $1.25 billion with commercial litigation related loans increasing $342.5 million, or 41.0%, to $1.18 billion. Our commercial relationship banking sales pipeline remained robust, anchored by our regional senior BDOs (supported by commercial lending, risk, and operations) located in key markets throughout the U.S. These BDOs are supported by our best-in-class technology stack including, but not limited to; our proprietary CRM system, digital marketing cloud and lending based technology built on Salesforce supporting client relationships and lead acquisition initiatives; account-based digital marketing (or “ABM”) with significant thought leadership content; and artificial intelligence (or “AI”) for advanced data analytics across our platform powering personalized and real-time ABM content to both current clients and prospective clients. Our available-for-sale securities portfolio increased $4.8 million to $246.5 million supported by purchases at current market interest rates totaling $47.6 million, offsetting portfolio amortization totaling $50.6 million. Our held-to-maturity securities portfolio totaled $60.2 million, a decrease of $8.5 million, due to portfolio amortization. Our total securities to assets ratio was 13% at December 31, 2025.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	December 31,		September 30,		December 31,
	2025		2025		2024

	(Dollars in thousands)
Real estate:
Multifamily	$372,800	21.2%	$365,309	23.6%	$355,165	25.4%
Commercial real estate	107,293	6.1	105,634	6.8	87,038	6.2
1 – 4 family	9,835	0.6	10,013	0.7	14,665	1.1
Total real estate	489,928	27.9	480,956	31.1	456,868	32.7
Commercial:
Litigation related	1,178,325	67.0	993,072	64.2	835,839	59.8
Other	67,230	3.8	55,517	3.6	84,728	6.1
Total commercial	1,245,555	70.8	1,048,589	67.8	920,567	65.9
Consumer	22,762	1.3	17,181	1.1	19,339	1.4
Total loans held for investment	$1,758,245	100.0%	$1,546,726	100.0%	$1,396,774	100.0%
Deferred loan fees and unearned premiums, net	182		254		247
Loans, held for investment	$1,758,427		$1,546,980		$1,397,021

Total deposits were $2.06 billion as of December 31, 2025, a $420.8 million, or 25.6%, increase from December 31, 2024 due to a $247.9 million, or 25.3%, increase in litigation related escrow or IOLTA, a $83.3 million, or 64.7%, increase in money market deposits (primarily commercial), and a $78.5 million, or 15.8%, increase in noninterest bearing commercial demand deposits. Our deposit strategy primarily focuses on developing full service commercial banking relationships nationally with our clients through commercial lending facilities, payment processing, and other unique commercial cash management services in our two national verticals, rather than competing with other institutions on rate. Our longer duration IOLTA, escrow and settlement deposits represent $1.23 billion, or 59.5%, of total deposits. As of December 31, 2025, uninsured deposits were $685.1 million, or 33%, of our total deposits of $2.06 billion, excluding $12.1 million of the Company’s deposits held at the Bank. Approximately 75% of our uninsured deposits represent clients with full commercial relationship banking with us including, but not limited to, commercial loans, payment processing, and various commercial service-oriented relationships including law firm operating accounts, law firm IOLTA/escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

Due to the nature of our larger mass tort and class action settlements related to the litigation vertical, we participate in FDIC insured sweep programs as well as treasury secured money market funds. As of December 31, 2025, off-balance sheet sweep funds totaled approximately $736.6 million, with approximately $449.0 million, or 61.0%, available to be swept on balance sheet as reciprocal client relationship deposits. Our core low-cost deposit growth and off-balance sheet client funds continue to clearly demonstrate our highly efficient, full service commercial relationships and tech-enabled cash management platform.

At December 31, 2025, we had the ability to borrow, on a secured basis, up to $455.6 million from the FHLB of New York and $48.1 million from the FRB of New York discount window. No borrowing amounts were outstanding during the fourth quarter of 2025. Historically, we have not leveraged our balance sheet to generate earnings and have always utilized core client deposits to fund our asset growth and related earnings.

Stockholders’ equity increased $52.5 million to $289.6 million as of December 31, 2025, primarily driven by net increases in retained earnings (net income less dividends paid to shareholders), and to a lesser extent, additional paid-in-capital due to share-based compensation and decreases in other comprehensive losses related to net unrealized gains in our available-for-sale securities portfolio.

The Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York. Its wholly owned subsidiary, Esquire Bank, is a full-service commercial bank, with branch offices in Jericho, New York and Los Angeles, California, as well as an administrative office in Boca Raton, Florida. The Bank is dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	December 31,	September 30,	December 31,
	2025	2025	2024
ASSETS
Cash and cash equivalents	$235,887	$240,759	$126,329
Securities available-for-sale, at fair value	246,505	265,132	241,746
Securities held-to-maturity, at cost	60,193	62,288	68,660
Securities, restricted at cost	3,173	3,173	3,034
Loans, held for investment	1,758,427	1,546,980	1,397,021
Less: allowance for credit losses	(24,022)	(21,119)	(20,979)
Loans, net of allowance	1,734,405	1,525,861	1,376,042
Premises and equipment, net	4,379	4,408	2,436
Other assets	81,119	82,690	74,256
Total Assets	$2,365,661	$2,184,311	$1,892,503

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$576,455	$605,533	$497,958
Savings, NOW and money market deposits	1,480,380	1,267,850	1,130,174
Certificates of deposit	6,172	6,057	14,104
Total deposits	2,063,007	1,879,440	1,642,236
Other liabilities	13,056	25,644	13,173
Total liabilities	2,076,063	1,905,084	1,655,409
Total stockholders' equity	289,598	279,227	237,094
Total Liabilities and Stockholders' Equity	$2,365,661	$2,184,311	$1,892,503

Selected Financial Data
Common shares outstanding	8,552,405	8,565,491	8,354,753
Book value per share	$33.86	$32.60	$28.38
Equity to assets	12.24%	12.78%	12.53

Capital Ratios (1)
Tier 1 leverage ratio	11.87%	12.00%	11.70
Common equity tier 1 capital ratio	14.18	15.27	14.67
Tier 1 capital ratio	14.18	15.27	14.67
Total capital ratio	15.43	16.52	15.92

Asset Quality
Nonperforming loans	$8,572	$8,646	$10,940
Allowance for credit losses to total loans	1.37%	1.37%	1.50
Nonperforming loans to total loans	0.49	0.56	0.78
Nonperforming assets to total assets	0.36	0.40	0.58
Allowance to nonperforming loans	280	244	192

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Interest income	$38,237	$36,131	$30,784	$139,417	$113,373
Interest expense	4,958	4,792	3,898	17,936	13,444
Net interest income	33,279	31,339	26,886	121,481	99,929
Provision for credit losses	2,900	1,750	1,700	9,675	4,700
Net interest income after provision for credit losses	30,379	29,589	25,186	111,806	95,229

Noninterest income:
Payment processing fees	5,127	5,069	5,088	20,215	20,875
Other noninterest income	992	1,164	1,081	4,865	4,020
Total noninterest income	6,119	6,233	6,169	25,080	24,895

Noninterest expense:
Employee compensation and benefits	11,181	10,852	9,634	42,314	37,845
Other expenses	7,883	7,508	6,051	28,920	22,998
Total noninterest expense	19,064	18,360	15,685	71,234	60,843
Income before income taxes	17,434	17,462	15,670	65,652	59,281
Income taxes	3,966	3,405	3,917	14,830	15,623
Net income	$13,468	$14,057	$11,753	$50,822	$43,658

Earnings Per Share
Basic	$1.66	$1.74	$1.49	$6.30	$5.58
Diluted	1.55	1.62	1.37	5.87	5.14

Selected Financial Data
Return on average assets	2.36%	2.61%	2.49%	2.43%	2.57%
Return on average equity	18.90	20.83	19.99	19.41	20.14
Net interest margin	6.05	6.04	5.87	6.02	6.06
Efficiency ratio	48.4	48.9	47.5	48.6	48.7

Cash dividends paid per common share	$0.175	$0.175	$0.150	$0.700	$0.600

Weighted average basic shares	8,131,450	8,094,441	7,869,435	8,061,589	7,817,626
Weighted average diluted shares	8,703,436	8,690,130	8,588,925	8,662,219	8,487,041

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Three Months Ended
	December 31,			September 30,			December 31,
	2025			2025			2024
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,655,408	$33,165	7.95%	$1,532,484	$30,839	7.98%	$1,315,392	$25,731	7.78%
Securities, includes restricted stock	334,409	3,185	3.78%	337,705	3,244	3.81%	303,017	2,619	3.44%
Interest earning cash and other	193,861	1,887	3.86%	189,418	2,048	4.29%	205,281	2,434	4.72%
Total interest earning assets	2,183,678	38,237	6.95%	2,059,607	36,131	6.96%	1,823,690	30,784	6.72%

NONINTEREST EARNING ASSETS	77,334			74,791			57,283

TOTAL AVERAGE ASSETS	$2,261,012			$2,134,398			$1,880,973

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$1,334,666	$4,904	1.46%	$1,275,061	$4,739	1.47%	$1,081,662	$3,730	1.37%
Time deposits	6,085	53	3.46%	6,092	52	3.39%	14,111	167	4.71%
Total interest bearing deposits	1,340,751	4,957	1.47%	1,281,153	4,791	1.48%	1,095,773	3,897	1.41%
Borrowings	42	1	9.45%	42	1	9.45%	44	1	9.04%
Total interest bearing liabilities	1,340,793	4,958	1.47%	1,281,195	4,792	1.48%	1,095,817	3,898	1.42%

NONINTEREST BEARING LIABILITIES
Demand deposits	617,153			568,107			534,747
Other liabilities	20,336			17,341			16,555
Total noninterest bearing liabilities	637,489			585,448			551,302
Stockholders' equity	282,730			267,755			233,854

TOTAL AVG. LIABILITIES AND EQUITY	$2,261,012			$2,134,398			$1,880,973
Net interest income		$33,279			$31,339			$26,886
Net interest spread			5.48%			5.48%			5.30%
Net interest margin			6.05%			6.04%			5.87%
Deposits (including noninterest bearing demand deposits)	$1,957,904	$4,957	1.00%	$1,849,260	$4,791	1.03%	$1,630,520	$3,897	0.95%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Year Ended December 31,
	2025			2024
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,511,997	$119,576	7.91%	$1,258,914	$98,458	7.82%
Securities, includes restricted stock	333,259	12,598	3.78%	265,714	8,636	3.25%
Interest earning cash and other	172,890	7,243	4.19%	123,805	6,279	5.07%
Total interest earning assets	2,018,146	139,417	6.91%	1,648,433	113,373	6.88%

NONINTEREST EARNING ASSETS	70,630			52,157

TOTAL AVERAGE ASSETS	$2,088,776			$1,700,590

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$1,231,143	$17,652	1.43%	$945,899	$12,889	1.36%
Time deposits	7,239	280	3.87%	12,281	551	4.49%
Total interest bearing deposits	1,238,382	17,932	1.45%	958,180	13,440	1.40%
Borrowings	42	4	9.52%	44	4	9.09%
Total interest bearing liabilities	1,238,424	17,936	1.45%	958,224	13,444	1.40%

NONINTEREST BEARING LIABILITIES
Demand deposits	570,842			510,868
Other liabilities	17,688			14,755
Total noninterest bearing liabilities	588,530			525,623
Stockholders' equity	261,822			216,743

TOTAL AVG. LIABILITIES AND EQUITY	$2,088,776			$1,700,590
Net interest income		$121,481			$99,929
Net interest spread			5.46%			5.48%
Net interest margin			6.02%			6.06%
Deposits (including noninterest bearing demand deposits)	$1,809,224	$17,932	0.99%	$1,469,048	$13,440	0.91%